NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 14, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 3, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Baxalta Incorporated and Shire plc became effective on June 3, 2016. Each share of Common Stock of Baxalta Incorporated was converted into the right to receive (i) $18.00 in cash, and (ii) either 0.1482 of a Shire plc American Depositary Share (a Shire ADS), with each Shire ADS representing three ordinary shares of Shire plc, or 0.4446 of an ordinary share of Shire plc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 3, 2016.